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                                                                     EXHIBIT 8.2


1st June, 2000

Santa Fe International Corporation
Two Lincoln Center
Suite 1100
5420 LBJ Freeway
Dallas, TX  75240-2648

Re: Registration Statement on Form F-3 of Santa Fe International Corporation

Ladies and Gentlemen:

         This opinion is delivered to you in connection with the preparation of the Registration Statement on Form F-3 to be filed in the United States with the Securities and Exchange Commission by Santa Fe International Corporation ("Santa Fe") in connection with the proposed secondary public offering of your Ordinary Shares by SFIC Holdings (Cayman), Inc.. We have reviewed the discussion set forth in the Registration Statement under the heading "Taxation" regarding the Cayman Islands income tax consequences of an investment in the Ordinary Shares of Santa Fe. That discussion represents our opinion regarding the Cayman Islands income tax consequences of an investment in the Ordinary Shares of Santa Fe. The law covered by this opinion is limited to the present law of the Cayman Islands. We express no opinion as to the laws of any other jurisdiction.

         This opinion is based on current authorities and upon facts and assumptions as of this date. It is subject to change in the event of a change in the applicable law or a change in the interpretation of such law. There can be no assurance that legislative or administrative changes or court decisions will not be forthcoming that would significantly modify this opinion. Any such changes may or may not be retroactive with respect to transactions prior to the date of such changes. This opinion has no binding effect or official status, and accordingly no assurance can be given that the position set forth herein will be sustained by a court, if contested.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Taxation" in the Registration Statement and the Prospectus which forms a part thereof.

Yours faithfully,

/S/ MAPLES AND CALDER

MAPLES AND CALDER